Exhibit 3.13(i)

[STAMP]

ARTICLES OF ORGANIZATION

OF

UNIFI TECHNICAL FABRICS, LLC

Pursuant to Section 57C-2-20 of the General Statutes of North Carolina, the undersigned hereby submits these Articles of Organization for the purpose of forming a limited liability company.

1. The name of the limited liability company is UNIFI TECHNICAL FABRICS, LLC.

2. The latest date on which the limited liability company is to dissolve is December 31, 2098.

3. The name and address of the organizer executing these Articles of Organization is:

Name:	Address:

Charles F. McCoy	Unifi, Inc. P. O. Box 19109 Greensboro, NC 27419-9109

4. The street address of the initial registered office of the limited liability company in the State of North Carolina is 7201 W. Friendly Avenue, Greensboro, Guilford County, North Carolina, 27410; and the name of its initial registered agent at such address is Charles F. McCoy.

5. The Limited Liability Company is a Manager-Managed Limited Liability Company and, except as provided by N.C.G.S. §57C-3-20(a), the members, by virtue of their status as members shall not be Managers of this limited liability company.

6. To the fullest extent permitted by the North Carolina Limited Liability Company Act as it exists or may hereafter be amended, no person who is serving or who has served as a Manager of the limited liability company shall be personally liable to the limited liability company or any of its members for monetary damages for breach of duty as a Manager, and the limited liability company shall indemnify the Managers and make advances for expenses to them with respect to matters capable of indemnification under the Act. The company shall indemnify its employees and other agents provided that such indemnification in any given situation is approved by a majority in interest of the Members. No amendment or repeal of this article, nor the adoption of any provision to these Articles of Organization inconsistent with this article, shall eliminate or reduce the protection granted herein with respect to any matter that occurred prior to such amendment, repeal or adoption.

7. These articles will be effective upon filing.

This the 29th day of July, 1999.

/s/ Charles F. McCoy
Charles F. McCoy, ORGANIZER